Exhibit 5.1
September 24, 2007
PetroQuest Energy, Inc.
400 East Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Ladies and Gentlemen:
     In connection with the offering and sale by PetroQuest Energy, Inc., a Delaware corporation (the “Company”), of (i) up to 1,495,000 shares (the “Preferred Shares”) of 6.875% Series B cumulative convertible perpetual preferred stock, par value $0.001 per share, with a liquidation preference of $50 per share, and (ii) an indeterminate number of shares of common stock, par value $0.001 per share (the “Common Stock”) issuable upon conversion of the Preferred Shares (the “Underlying Shares”) pursuant to its Registration Statement on Form S-3, as amended (File. No. 333-131955) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related Prospectus dated April 12, 2006, as supplement by the prospectus supplement dated September 19, 2007 relating to the Preferred Shares and the Underlying Shares (as so supplemented, the “Prospectus”).
     For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the Certificate of Incorporation and Bylaws, each as amended to date, of the Company; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Certificate of Designations of the 6.875% Series B Cumulative Convertible Perpetual Preferred Stock of the Company as filed with the office of the Secretary of State of the State of Delaware on September 24, 2007 (the “Certificate of Designations”); (v) the underwriting agreement dated September 19, 2007, between the Company and J.P. Morgan Securities Inc., on behalf of the several underwriters, relating to the offering and sale of the Preferred Shares (the “Underwriting Agreement”); and (vi) corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

PetroQuest Energy, Inc.
September 24, 2007

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.	The Preferred Shares have been duly authorized and, when issued and delivered in accordance with the Underwriting Agreement against payment therefor, will be validly issued, fully paid and nonassessable.

3.	The Underlying Shares have been duly authorized and, upon issuance in accordance with the terms and provisions of the Certificate of Designations, will be validly issued, fully paid and nonassessable.
     The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Porter & Hedges, L.L.P.

Porter & Hedges, L.L.P.